Exhibit 4.6

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUBJECT TO SECTION 6 BELOW, NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (III) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK

September 28, 2007

THIS CERTIFIES THAT, for value received,                                  (“Holder”) is entitled to subscribe for and purchase the Specified Number (as defined below) of shares of fully paid and nonassessable Series D Convertible Preferred Stock of Codexis, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Series D Preferred” shall mean Company’s presently authorized Series D Convertible Preferred Stock, $.0001 par value per share, and any stock into which such Series D Preferred may hereafter be converted or exchanged and the term “Warrant Shares” shall mean the shares of Series D Preferred which Holder may acquire pursuant to this Warrant and any other shares of stock into which such shares of Series D Preferred may hereafter be converted or exchanged.

1. Warrant Price and Specified Number.

(a) The “Warrant Price” shall initially be                      (            ) per share, subject to adjustment as provided in Section 7 below.

(b) The “Specified Number” shall initially be                      (            ) shares on the date hereof, subject to adjustment as provided in Section 7 below. Further, the “Specified Number” shall increase by                      (            ) shares for each One Million Dollars ($1,000,000) of additional loans made by the Holder to Company after the date hereof pursuant to that certain Loan and Security Agreement, dated as of the date hereof, by and among the Company, the Holder, the other lenders party thereto, and General Electric Capital Corporation, as agent; provided, however, that in no event shall the “Specified Number” exceed                      (            ) shares.

2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the later of (a) the tenth anniversary of the date of this Warrant and (b) the fifth anniversary of the date of an initial public offering (the “Initial Public Offering”) of Company (such later date, the “Expiration Date”).

3. Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.

(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by Holder hereof, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 19 below) and by payment to Company, by certified or bank check, or wire transfer of immediately available funds, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder hereof within 30 days after exercise of this Warrant.

(b) Conversion. In lieu of exercising this Warrant as specified in Section 3(a), Holder may from time to time convert this Warrant, in whole or in part, into Warrant Shares by surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company, in which event Company shall issue to Holder the number of Warrant Shares computed using the following formula:

X	=	Y (A-B)
A

Where:

X = the number of Warrant Shares to be issued to Holder.

Y = the number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

A = the Fair Market Value of one share of Company’s Series D Preferred (at the date of such calculation).

B = Warrant Price (as adjusted to the date of such calculation).

(c) Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of Company’s Series D Preferred shall mean:

(i) In the event of an exercise in connection with an Initial Public Offering, the per share Fair Market Value for the Series D Preferred shall be the offering price at which the underwriters initially sell common stock of Company (“Common Stock”) to the public multiplied by the number of shares of Common Stock into which each share of Series D Preferred is then convertible;

(ii) The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq Stock Market or on any other exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the three (3) trading days prior to the date of determination of Fair Market Value, multiplied by the number of shares of Common Stock into which each share of Series D Preferred is then convertible;

(iii) In the event of an exercise in connection with a merger, acquisition or other consolidation in which Company is not the surviving entity, the per share Fair Market Value for the Series D Preferred shall be the value to be received per share of Series D Preferred by all holders of the Series D Preferred in such transaction as determined by the Board of Directors; or

(iv) In any other instance, the per share Fair Market Value for the Series D Preferred shall be as determined in the reasonable good faith judgment of Company’s Board of Directors.

In the event of 3(c)(iii) or 3(c)(iv), above, Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Series D Preferred. The Board of Directors will also certify to Holder that this per share Fair Market Value will be applicable to all holders of Company’s Series D Preferred. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii) or 3(c)(iv).

(d) Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically converted in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation if the then-Fair Market Value of a Warrant Share exceeds the then-Warrant Price, unless Holder notifies Company in writing to the contrary prior to such automatic exercise.

4. Representations and Warranties of Holder and Company.

(a) Representations and Warranties by Holder. Holder represents and warrants to Company with respect to this purchase as follows:

(i) Evaluation. Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Company so that Holder is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its interests.

(ii) Resale. Except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii) Rule 144. Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv) Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(v) Opportunity To Discuss. Holder has had an opportunity to discuss Company’s business, management and financial affairs with its management and an opportunity to review Company’s facilities. Holder understands that such discussions, as well as the written information issued by Company, were intended to describe the aspects of Company’s business and prospects which Company believes to be material but were not necessarily a thorough or exhaustive description.

(b) Representations and Warranties by Company. Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.

(i) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required.

(ii) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

(iii) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.

(iv) Valid Issuance of Warrant and Warrant Shares. This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v) No Conflict. The execution, delivery, and performance of this Warrant will not result in (a) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Certificate of Incorporation or by-laws; (2) any provision of any judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any statute, rule, or governmental regulation applicable to Company, or (b) the creation of any lien, charge or encumbrance upon any assets of Company.

(vi) Capitalization. The capitalization table of Company attached hereto as Annex A is complete and accurate as of the date hereof (after giving effect to the issuance of this Warrant) and reflects (a) all outstanding capital stock of Company and (b) all outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company. Company has reserved 11,154,802 shares of Common Stock for issuance upon conversion of the Series D Preferred.

5. Legends.

(a) Legend. Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH THE ACT AND ANY REGULATIONS PROMULGATED THEREUNDER OR WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR HOLDER SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (III) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied. Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) Holder provides to Company an opinion of counsel for Holder reasonably satisfactory to Company, a no-action letter or interpretive opinion of the staff of the Securities and Exchange Commission (“SEC”) reasonably satisfactory to Company, or other evidence reasonably satisfactory to Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

6. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder (with respect to an exercise) or transferee (with respect to a transfer) shall provide Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Series D Preferred to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Series D Preferred issuable upon exercise of this Warrant, other than a transfer registered under the Act, Company may request a legal opinion, in form and substance satisfactory to Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or without payment or promise of consideration. As further condition to each transfer, at the request of Company, Holder shall surrender this Warrant to Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by Company.

7. Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Merger or Sale. (i) In the event of (A) any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or (B) (1) any merger of Company with or into another corporation (other than a merger with another corporation in which Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant) (herein called a “Merger”) or (2) any sale of all or substantially all of the assets of Company (herein called a “Sale”), and if on the record date for such Merger or Sale the fair market value of a share of Series D Preferred (or other securities issuable upon exercise of this Warrant) based on the amount to be paid to holders of the Warrant Shares if the Warrant had been exercised, is less than 300% of the Warrant Price, Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to Holder a new Warrant (in form and substance satisfactory to Holder of this Warrant), or Company shall make appropriate provision without the issuance of a new Warrant, so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, Merger or Sale by a holder of the number of shares of Series D Preferred then purchasable under this Warrant, or in the case of such Merger or Sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Warrant Shares purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. Subject to Sections 7(a)(ii) and 7(a)(iii) below, the provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, Mergers and Sales.

(ii) In the event of a Merger or Sale where, on the record date for such Merger or Sale, the fair market value of a share of Series D Preferred (or other securities issuable upon exercise of this Warrant) based on the amount to be paid to holders of the Warrant Shares if the Warrant had been exercised, is equal to or greater than 300% of the Warrant Price, Holder may either (A) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Merger or Sale or (B) subject to Section 3(d) above, permit the Warrant to expire upon the consummation of such Merger or Sale.

(iii) Notwithstanding anything in this Section 7(a) to the contrary, in the event of a Sale where 80% or more of the aggregate consideration for such Sale is comprised of cash, Holder may either (A) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Sale or (B) subject to Section 3(d) above, permit the Warrant to expire upon the consummation of such Sale.

(iv) Company shall provide Holder with written notice of any proposed Merger or Sale together with such reasonable information as Holder may request in connection with such contemplated Merger or Sale giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed Merger or Sale.

(b) Subdivision or Combination of Shares. If Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Series D Preferred, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Series D Preferred payable in Series D Preferred, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series D Preferred outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series D Preferred outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Series D Preferred (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by Company such that Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e) Adjustment for Dilutive Issuance. The number of shares of Common Stock issuable upon conversion of the Warrant Shares, shall be subject to adjustment, from time to time in the manner set forth in Company’s Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Warrant Shares in Company’s Certificate of Incorporation relating to the above in effect as of the date hereof may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares.

(f) Adjustment for Pay-to-Play Transaction. In the event that Company’s Certificate of Incorporation provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Series D Preferred, or the reclassification, conversion or exchange of the Series D Preferred, in the event that a holder thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative, this Warrant shall automatically and without any action required become exercisable for that number and type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Warrant Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had Holder participated in the equity financing to the maximum extent permitted.

(g) Adjustments Upon Conversion of Series D Preferred. If all of the Series D Preferred is converted into shares of Common Stock (including without limitation pursuant to the automatic conversion provisions of Company’s certificate of incorporation providing for the conversion of the Series D Preferred into Common Stock in connection with a qualified initial public offering of Company’s securities), then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Series D Preferred received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Warrant Price shall be automatically adjusted to equal the amount obtained by dividing the then existing Warrant Price by the number of shares of Common Stock into which one share of Series D Preferred is converted. For avoidance of doubt, the aggregate Warrant Price shall not be adjusted in connection with any adjustments pursuant to this Section 7(g).

8. Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 19 hereof.

9. Reserved.

10. Transferability of Warrant. This Warrant is transferable on the books of Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company.

11. Investor and Co-Sale Rights. Company grants to Holder the rights granted to other holders of the Series D Preferred under that certain Third Amended and Restated Investor Rights Agreement dated August 22, 2006 (the “Investor Rights Agreement”) and that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated August 22, 2006 (the “ROFR/Co-Sale Agreement”) and agrees that Holder shall be added as a party to the Investor Rights Agreement and ROFR/Co-Sale Agreement, and that the Warrant Shares shall be “Registrable Securities” under the Investor Rights Agreement. Holder further agrees to be bound by the terms and conditions of the market standoff agreement, currently section 2.12, of the Investor Rights Agreement, as it may be amended from time to time (but only to the extent that such Investor Rights Agreement is not amended in a manner that treats the Holder differently than any other holder of the Series D Preferred).

12. No Fractional Shares. No fractional share of Series D Preferred will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

13. Charges, Taxes and Expenses. Issuance of certificates for shares of Series D Preferred upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

14. No Shareholder Rights Until Exercise. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.

15. Registry of Warrant. Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

17. Miscellaneous.

(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on the date hereof.

(b) Successors. This Warrant shall be binding upon any successors or assigns of Company.

(c) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(d) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Connecticut, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(e) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

18. No Impairment. Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereof against impairment. Without limiting the breadth of the foregoing, Company will not cause the Series D Preferred into which this Warrant is exercisable or convertible to be converted into Common Stock unless such conversion is effected as part of the conversion of all Company’s outstanding series of Series D Preferred and other senior securities into Common Stock.

19. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder hereof shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 19.

If to Company:	Codexis Inc.
Chief Financial Officer
200 Penobscot Drive
Redwood City, CA 94063
Attention: Mr. Robert Breuil
Phone: (650) 421-8120
Facsimile: (650) 298-5837

Codexis, Inc.
General Counsel
200 Penobscot Drive
Redwood City, CA 94063
Attention: Mr. Doug Sheehy
Phone: (650) 421-8160
Facsimile: (650) 421-8108

If to Holder:	_________________

If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

21. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officer thereunto duly authorized.

CODEXIS, INC.

By:
Name:	Alan Shaw
Title:	President and Chief Executive Officer

Dated as of September 28, 2007.

NOTICE OF EXERCISE

To:

Codexis, Inc.

200 Penobscot Drive

Redwood City, California 04063

Attn: General Counsel

1. The undersigned Warrantholder (“Holder”) elects to acquire shares of the Series D Convertible Preferred Stock (the “Series D Preferred”) of Codexis, Inc. (the “Company”), pursuant to the terms of the Stock Purchase Warrant dated [                    , 20    ] (the “Warrant”).

2. Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase shares of Series D Preferred as provided in Section 3(a) and tenders herewith a check in the amount of $ as payment of the purchase price.

( )	Holder elects to convert the purchase rights into shares of Series D Preferred as provided in Section 3(b) of the Warrant.

3. Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Series D Preferred for investment and not with a view to or for resale in connection with distribution and that Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Series D Preferred in the name of Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

[NAME OF HOLDER]

By:
Name:
Title:

Date: , 200

ANNEX A

CAPITALIZATION TABLE

[SEE ATTACHED]